EXHIBIT 8.1

GODFREY & KAHN, S.C.
ATTORNEYS AT LAW
780 North Water Street
Milwaukee, Wisconsin 53202
Phone (414) 273-3500; Fax (414) 273-5198

April 12, 2005

Renaissance Learning, Inc.
2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495-8036

RE:	Registration Statement on Form S-4

Ladies and Gentlemen:

      We have acted as counsel to Renaissance Learning, Inc., a Wisconsin corporation (“RLRN”), in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization (the “Agreement”), dated as of January 24, 2005, as amended from time to time, by and among RLRN, RLI Acquisition Corp., Inc., a Delaware corporation and a wholly owned subsidiary of RLRN (“Merger Sub”), RLI Acquisition Sub, LLC, a single member Delaware limited liability company and a wholly owned subsidiary of RLRN (the “LLC”) and AlphaSmart, Inc., a Delaware corporation (“AlphaSmart”). The Agreement provides, in the step one merger, for the combination of AlphaSmart and Merger Sub into a single corporation through the merger of Merger Sub with and into AlphaSmart, and, in the step two merger, for the subsequent merger of AlphaSmart (as the surviving corporation in the step one merger) with and into the LLC, with the LLC being the ultimate surviving entity of the step two merger as a wholly owned subsidiary of RLRN (the step one merger and the step two merger, taken together, are referred to as the “Mergers”).

      At your request, we have examined the form of Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, including the Proxy Statement/Prospectus that forms a part thereof (the “Registration Statement”) in connection with the issuance to AlphaSmart stockholders of shares of RLRN common stock and/or cash in exchange for their shares of AlphaSmart common stock in the step one merger.

      You have requested our opinion regarding the federal income tax matters described in the Registration Statement under the section “The Merger Agreement—Material United States Federal Income Tax Consequences of the Mergers.”

      In rendering this opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Agreement and the Registration Statement, and have assumed that the Mergers will be consummated in accordance with the Agreement and without breach or waiver of any material provision thereof. We have

Renaissance Learning, Inc.
April 12, 2005

also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

      Based upon the foregoing, the discussion in the Registration Statement under the section “The Merger Agreement—Material United States Federal Income Tax Consequences of the Mergers” constitutes our opinion as to the material United States federal income tax consequences of the Mergers to holders of shares of AlphaSmart common stock who exchange their shares of AlphaSmart common stock for shares of RLRN common stock and/or cash in the step one merger described in the Registration Statement, subject to the assumptions and limitations discussed therein.

      This opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

      This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the transactions described in the Registration Statement.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the section “The Merger Agreement—Material United States Federal Income Tax Consequences of the Mergers” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours, /s/ GODFREY & KAHN, S.C. GODFREY & KAHN, S.C.